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                                 [Letterhead]


                               September 4, 1997


Veeco Instruments Inc.
Terminal Drive
Plainview, New York 11803

Ladies and Gentlemen:

     We have acted as special counsel to Veeco Instruments Inc., a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-8 (the "Registration Statement") to be filed pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to an aggregate of 136,190 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), 126,008 of which may be issued upon the exercise of stock options granted pursuant to a Stock Option Agreement dated as of July 25, 1997 between the Company and Esther J. Davenport and 10,182 of which may be issued upon the exercise of stock options granted pursuant to a Stock Option Agreement dated as of July 25, 1997 between the Company and Roberto Constantakis (collectively, the "Option Agreements"). The Option Agreements have been entered into pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated as of April 28, 1997, among the Company, Veeco Acquisition Corp., Wyko Corporation ("Wyko"), Wyko's stockholders and holders of options to purchase stock of Wyko.

     In that connection, we have reviewed the Company's certificate of incorporation, its by-laws, resolutions adopted by its Board of Directors, the Registration Statement, the Merger Agreement, the Option Agreements and such other documents and proceedings as we have deemed appropriate.

     On the basis of such review, and having regard to legal considerations that we deem relevant, we are of the opinion that the shares of Common Stock to be offered pursuant to the Registration Statement have been duly authorized and, when issued in accordance with the terms set forth in the Option Agreements and in the Registration Statement, will be duly and validly issued, fully paid and nonassessable.

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Veeco Instruments Inc.                  2                      September 4, 1997


     Our opinion set forth above is based as to matters of law solely on applicable provisions of the General Corporation Law of the State of Delaware, and we express no opinions as to any other laws, statutes, ordinances, rules or regulations.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.


                           Very truly yours,

                           /s/ Kaye, Scholer, Fierman, Hays & Handler, LLP